Exhibit 99.1
eBay Inc. Reports Second Quarter 2025 Results

•Revenue of $2.7 billion, up 6% on an as-reported basis and up 4% on an FX-Neutral basis
•Gross Merchandise Volume ("GMV") of $19.5 billion, up 6% on an as-reported basis and up 4% on an FX-Neutral basis
•GAAP and Non-GAAP earnings per diluted share of $0.79 and $1.37, respectively
•GAAP and Non-GAAP operating margins of 17.7% and 28.4%, respectively
•Returned $759 million to stockholders in Q2, including $625 million of share repurchases and $134 million paid in cash dividends

San Jose, California, July 30, 2025 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its second quarter ended June 30, 2025.

“eBay delivered another strong quarter, with results exceeding expectations across the board,” said Jamie Iannone, Chief Executive Officer at eBay. “Our momentum reflects the strength of our strategic execution and the resilience of our marketplace. We remain focused on driving long-term growth and creating lasting value for our shareholders.”

“I’m thrilled to have stepped into the role of CFO at such an exciting time for eBay, and the innovation, operational discipline and customer focus I’ve seen across the company are truly energizing,” said Peggy Alford, Chief Financial Officer at eBay. “With a strong balance sheet, focused strategic priorities and a world-class team, we are well positioned to thrive in our next phase of growth. I’m committed to driving operational excellence and disciplined capital allocation to support our long-term ambitions and unlock meaningful value for our shareholders.”

Second Quarter 2025 Business Highlights

•eBay formally launched eBay Live in the U.K. at Comic-Con London, and debuted eBay Live on Tour in the U.S., bringing next generation livestream shopping and collector-focused experiences to cities across the country.
•eBay announced an AI shopping agent that delivers real-time, hyper-personalized product recommendations and expert guidance based on users' shopping preferences. The agent is available to a small subset of U.S. customers and will ramp over time.
•The company unveiled a generative AI video tool for U.S. sellers that transforms listing images into short form videos for easy sharing on social platforms like YouTube and TikTok, expanding seller reach.
•Goldin, an eBay company, expanded into unique Hollywood and entertainment memorabilia, its first major collectibles category expansion since joining eBay.
•eBay collaborated with Women’s National Basketball Association (WNBA) legend Sue Bird on a curated auction of basketball memorabilia, featuring trading cards and collectibles honoring iconic players.
•eBay's Authenticity Guarantee program surpassed one million items inspected in a quarter for the first time, driven by the launch of luxury apparel authentication in the U.K. for dozens of top brands, and an increase in streetwear and luxury brands eligible for authentication in the U.S.
•Further demonstrating eBay's relevance in the fashion industry, Grammy-winning singer Chappell Roan wore an upcycled look made from vintage eBay finds at the Met Gala, later auctioning pieces exclusively on eBay to benefit the Ali Forney Center for LGBTQ+ and at-risk youth.
•During the 2025 Formula 1 Miami Grand Prix, eBay partnered with model and motorsport enthusiast Winnie Harlow and Resident Stylist Brie Welch to auction race-inspired, pre-loved fashion pieces and a custom Porsche 911.
•eBay played a key role in establishing the bipartisan Recommerce Caucus in the U.S. Congress, a major step toward advancing circular economy policy, and unlocking long-term growth for small businesses and entrepreneurs.
•The company's total advertising offerings generated $482 million of revenue in the second quarter, representing 2.5% of GMV. First-party advertising products on the eBay platform delivered $455 million of revenue in the second quarter, up 19% on an as-reported basis and up 17% on a foreign exchange ("FX") neutral basis.
•eBay deepened its partnership with Klarna, expanding Buy Now, Pay Later access across the U.S. to offer customers more choice, flexibility and control.

Impact

•In May, eBay released its 2024 Impact Report, demonstrating the company’s efforts to create economic opportunity, promote sustainable commerce, and foster a diverse and inclusive workforce.
•eBay buyers and sellers raised over $47 million in Q2 using eBay for Charity.
•eBay launched its 6th annual Up & Running Grants Program, which will award $500,000 to sellers along with eBay Refurbished credits, coaching, and resources to help grow their small businesses.
•eBay was named to TIME's World's Most Sustainable Companies 2025 and Newsweek’s America’s Greenest Companies 2025 lists.

Second Quarter 2025 Financial Highlights

•Revenue was $2.7 billion, up 6% on an as-reported basis and up 4% on an FX-Neutral basis.
•GMV was $19.5 billion, up 6% on an as-reported basis and up 4% on an FX-Neutral basis.
•GAAP net income from continuing operations was $369 million, or $0.79 per diluted share.
•Non-GAAP net income from continuing operations was $643 million, or $1.37 per diluted share.
•GAAP and Non-GAAP operating margins were 17.7% and 28.4%, respectively.
•Reported $(307) million of operating cash flow and $(441) million of free cash flow.
•Returned $759 million to stockholders, including $625 million of share repurchases and $134 million paid in cash dividends.

	Second Quarter
in millions, except per share data and percentages	2025	2024	Change
eBay Inc.
Net revenues	$2,730	$2,572	$158	6%
GAAP – Continuing Operations
Net income	$369	$226	$143	63%
Earnings per diluted share	$0.79	$0.45	$0.34	77%
Non-GAAP – Continuing Operations
Net income	$643	$602	$41	7%
Earnings per diluted share	$1.37	$1.18	$0.19	16%

Other Selected Financial and Operational Results

•Operating margin – GAAP operating margin decreased to 17.7% for the second quarter of 2025, compared to 21.3% for the same period last year. Non-GAAP operating margin increased to 28.4% for the second quarter of 2025, compared to 27.9% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the second quarter of 2025 was 22.5%, compared to 31.1% for the second quarter of 2024. The non-GAAP effective tax rate for continuing operations for the second quarter of 2025 was 16.5%(1).
•Cash flow – The company reported $(307) million of operating cash flow and $(441) million of free cash flow during the second quarter of 2025.
•Capital returns – The company repurchased $625 million of its common stock, or approximately 9 million shares, in the second quarter of 2025. The company's total repurchase authorization remaining as of June 30, 2025 was approximately $2.0 billion. The company also paid cash dividends of $134 million during the second quarter of 2025.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $5.4 billion as of June 30, 2025.

(1) We use a non-GAAP effective tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Business Outlook

eBay is providing the following guidance for the third quarter 2025.

In billions, except per share data and percentages	Q3 2025 Guidance
Revenue	$2.69 - $2.74
FX-Neutral Y/Y Growth	3% - 5%

Gross Merchandise Volume	$19.2 - $19.6
FX-Neutral Y/Y Growth	3% - 5%

Diluted GAAP EPS	$0.97 - $1.02

Diluted Non-GAAP EPS	$1.29 - $1.34

Dividend Declaration

•eBay's Board of Directors declared a third quarter 2025 cash dividend of $0.29 per share of the company's common stock. The dividend is payable on September 12, 2025 to stockholders of record as of August 29, 2025.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss second quarter 2025 results at 2:30 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com and social media channels as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2024, eBay enabled $75 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involves risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the third quarter and full year 2025 and expected drivers thereof, the future growth in our business, our ability to drive sustainable long-term growth and continue to accelerate across focus categories, the effects and potential of current and contemplated strategic initiatives and offerings including with respect to artificial intelligence, payment plans and options and their reception by our customers, the impact of partnerships with other companies, the effects of new product features or programs, the effects of geopolitical events, tariffs and global trade policy, foreign currency volatility, and inflationary pressure on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those expressed or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: fluctuations in, and our ability to predict, our results of operations and cash flows; our ability to convert visits into sales for our sellers, attract and retain sellers and buyers and execute on our business strategy; our ability to compete in the markets in which we participate; our ability to generate revenue from our foreign operations and expand in international markets; the impact of inflationary pressure, changing tariff policy, fluctuations in foreign currency exchange rates, elevated interest rates and geopolitical events such as the ongoing wars in Ukraine and in the Middle East, terrorist activities and public health events; our ability to keep pace with rapid technological developments or continue to innovate and create new initiatives to provide new programs, products and services; our ability to operate and continuously develop our payments system and financial services offerings; the impact of evolving domestic and foreign government laws, regulations, rules and standards that affect us, our business and/or our industry, including the impact of potential changes in tariffs or sanctions and escalating trade wars; our reliance on third-party providers; our ability to protect or enforce our intellectual property rights; our ability to deal effectively with fraudulent activities on our platforms; the impact of any security breaches, cyberattacks or system failures and resulting interruptions; our ability to attract, retain and develop highly skilled employees; our ability to accomplish or accurately track and report results related to our sustainability and similar goals; current and potential litigation and regulatory and government inquiries, investigations and disputes involving us or our industry; our ability to generate sufficient cash flow to service our indebtedness; the impact of evolving sales and other tax regimes in various jurisdictions and anticipated tax liabilities; and the success of our recent and potential acquisitions, dispositions, joint ventures, strategic partnerships and strategic investments.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	John Egbert	ir@ebay.com
Media Relations Contact:	Emma McCulloch	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	June 30, 2025	December 31, 2024
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,070	$2,433
Short-term investments	1,680	3,457
Customer accounts and funds receivable	1,371	962
Other current assets	798	715
Total current assets	5,919	7,567
Long-term investments	2,520	2,439
Property and equipment, net	1,333	1,263
Goodwill	4,386	4,269
Operating lease right-of-use assets	398	427
Deferred tax assets	2,900	2,936
Other assets	505	464
Total assets	$17,961	$19,365
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,746	$1,673
Accounts payable	336	257
Customer accounts and funds payable	1,445	1,018
Accrued expenses and other current liabilities	2,288	2,184
Income taxes payable	125	966
Total current liabilities	5,940	6,098
Operating lease liabilities	287	320
Deferred tax liabilities	1,296	1,405
Long-term debt	5,002	5,752
Other liabilities	687	632
Total liabilities	13,212	14,207
Total stockholders' equity	4,749	5,158
Total liabilities and stockholders' equity	$17,961	$19,365

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In millions, except per share amounts)
Net revenues	$2,730	$2,572	$5,315	$5,128
Cost of net revenues (1)	776	735	1,499	1,435
Gross profit	1,954	1,837	3,816	3,693
Operating expenses:
Sales and marketing (1)	586	577	1,122	1,118
Product development (1)	421	379	783	730
General and administrative (1)	371	241	632	479
Provision for transaction losses	86	86	167	177
Amortization of acquired intangible assets	6	5	12	9
Total operating expenses	1,470	1,288	2,716	2,513
Income from operations	484	549	1,100	1,180
Interest and other:
Loss on equity investments and warrant, net	(4)	(222)	(6)	(319)
Interest expense	(62)	(65)	(123)	(131)
Interest income and other, net	59	66	140	134
Income from continuing operations before income taxes	477	328	1,111	864
Income tax provision	(108)	(102)	(237)	(199)
Income from continuing operations	369	226	874	665
Loss from discontinued operations, net of income taxes	(1)	(2)	(3)	(3)
Net income	$368	$224	$871	$662

Income per share – basic:
Continuing operations	$0.80	$0.45	$1.88	$1.31
Discontinued operations	—	—	(0.01)	(0.01)
Net income per share – basic	$0.80	$0.45	$1.87	$1.30

Income per share – diluted:
Continuing operations	$0.79	$0.45	$1.85	$1.30
Discontinued operations	—	—	(0.01)	(0.01)
Net income per share – diluted	$0.79	$0.45	$1.84	$1.29

Weighted average shares:
Basic	461	503	465	509
Diluted	470	507	473	513

(1) Includes stock-based compensation as follows:
Cost of net revenues	$14	$14	$27	$27
Sales and marketing	24	25	44	48
Product development	82	77	147	141
General and administrative	45	38	83	84
	$165	$154	$301	$300

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In millions)
Cash flows from operating activities:
Net income	$368	$224	$871	$662
Loss from discontinued operations, net of income taxes	1	2	3	3
Adjustments:
Provision for transaction losses	86	86	167	177
Depreciation and amortization	107	77	186	153
Stock-based compensation	165	154	301	300
Deferred income taxes	(87)	(563)	(56)	(523)
Change in fair value of warrant	—	174	—	25
Change in fair value of equity investment in Adevinta	—	(84)	—	156
Loss (gain) on investments and other, net	(5)	132	(3)	138
Changes in assets and liabilities, net of acquisition effects	(942)	165	(989)	(109)
Net cash provided by (used in) operating activities	(307)	367	480	982
Cash flows from investing activities:
Purchases of property and equipment	(134)	(89)	(277)	(232)
Purchases of investments	(1,964)	(4,601)	(5,007)	(7,913)
Maturities of investments	1,943	2,996	6,530	6,699
Proceeds from sale of shares in Adevinta, net	—	2,417	—	2,417
Shareholder distribution from equity investment	225	—	225	—
Acquisitions and other	(3)	(71)	(92)	(69)
Net cash provided by investing activities	67	652	1,379	902
Cash flows from financing activities:
Proceeds from issuance of common stock	93	55	93	55
Repurchases of common stock	(624)	(1,030)	(1,239)	(1,483)
Payments for taxes related to net share settlements of restricted stock units and awards	(68)	(45)	(137)	(96)
Payments for dividends	(134)	(135)	(268)	(274)
Repayment of senior notes	—	—	(800)	—
Proceeds from issuance of commercial paper	375	—	943	—
Repayment of commercial paper	(377)	—	(818)	—
Net funds receivable and payable activity	45	35	288	7
Other	(26)	1	(26)	(14)
Net cash used in financing activities	(716)	(1,119)	(1,964)	(1,805)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	31	(6)	50	(17)
Net increase (decrease) in cash, cash equivalents and restricted cash	(925)	(106)	(55)	62
Cash, cash equivalents and restricted cash at beginning of period	4,156	2,661	3,286	2,493
Cash, cash equivalents and restricted cash at end of period	$3,231	$2,555	$3,231	$2,555

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(In millions, except percentages)
Total net revenues (1)(2)	$2,730	$2,585	$2,579	$2,576	$2,572
Current quarter vs prior year quarter	6%	1%	1%	3%	1%
Percent from international	49%	48%	48%	49%	50%

(1) Hedge gain/(loss)	$(6)	$8	$(23)	$(11)	$(10)
(2) Foreign currency impact	$32	$(21)	$5	$(6)	$(11)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(In millions, except percentages)
Active Buyers (1)	134	134	134	133	132
Current quarter vs prior year quarter	1%	1%	1%	1%	0%

Gross Merchandise Volume (2)
U.S.	$9,428	$9,066	$9,043	$8,740	$8,798
Current quarter vs prior year quarter	7%	1%	2%	1%	1%
International	$10,086	$9,687	$10,277	$9,566	$9,620
Current quarter vs prior year quarter	5%	0%	6%	2%	1%
Total Gross Merchandise Volume	$19,514	$18,753	$19,320	$18,306	$18,418
Current quarter vs prior year quarter	6%	1%	4%	2%	1%

(1)Active Buyers consist of all buyers who paid for a transaction on our Marketplace platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account. Our acquisitions completed during the periods shown have not materially impacted Active Buyers.
(2)Gross Merchandise Volume consists of the total value of all paid transactions between users on our Marketplace platforms during the applicable period inclusive of shipping fees and taxes.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
September 30, 2025
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net revenues	$2.69 - $2.74	$2.69 - $2.74
Diluted EPS	$0.97 - $1.02	$1.29 - $1.34
Gross Merchandise Volume	$19.2 - $19.6

(a) Estimated non-GAAP amounts above for the three months ending September 30, 2025 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $12 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $135-$145 million and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $20-$30 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our remaining equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported on an "FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period and does not exclude certain non-discretionary expenditures, such as mandatory debt service requirements.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income*

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In millions, except percentages)
GAAP operating income	$484	$549	$1,100	$1,180
Stock-based compensation expense and related employer payroll taxes	171	158	314	308
Amortization of acquired intangible assets within cost of net revenues and operating expenses	13	9	25	17
Executive bonuses and restructuring	55	3	55	(6)
Legal matters	52	—	52	(6)
Other general and administrative expenses	—	1	—	1
Total non-GAAP operating income adjustments	291	171	446	314
Non-GAAP operating income	$775	$720	$1,546	$1,494

GAAP operating margin	17.7%	21.3%	20.7%	23.0%
Non-GAAP operating margin	28.4%	27.9%	29.1%	29.1%
*Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$477	$328	$1,111	$864
GAAP provision for income taxes	(108)	(102)	(237)	(199)
GAAP net income from continuing operations	$369	$226	$874	$665
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$291	$171	$446	$314
Change in fair value of equity investment in Adevinta	—	—	—	234
Realized change in fair value of shares sold in Adevinta	—	(84)	—	(78)
Change in fair value of other equity investments	3	23	—	29
Change in fair value of warrant	—	174	—	25
Change in fair value of Aurelia option	—	109	—	109
Income tax effects and adjustments	(20)	(17)	(20)	(48)
Non-GAAP net income from continuing operations	$643	$602	$1,300	$1,250

Diluted net income from continuing operations per share:
GAAP	$0.79	$0.45	$1.85	$1.30
Non-GAAP	$1.37	$1.18	$2.75	$2.43
Shares used in GAAP diluted net income per share calculation	470	507	473	513
Shares used in non-GAAP diluted net income per share calculation	470	507	473	513

GAAP effective tax rate – Continuing operations	22.5%	31.1%	21.3%	23.0%
Income tax effects and adjustments to net income from continuing operations	(6.0)%	(14.6)%	(4.8)%	(6.5)%
Non-GAAP effective tax rate – Continuing operations	16.5%	16.5%	16.5%	16.5%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In millions)
Net cash provided by operating activities	$(307)	$367	$480	$982
Less: Purchases of property and equipment	(134)	(89)	(277)	(232)
Free cash flow	$(441)	$278	$203	$750